Specialty Care Network, Inc. and Subsidiaries

   Exhibit 11 - Computation of Per Share Earnings




                                   For the      For the        For the       For the
                                    Three        Three           Six           Six
                                    Months       Months         Months        Months
                                    Ended        Ended          Ended         Ended
                                   June 30,     June 30,       June 30,      June 30,
                                     1998         1997          1998          1997
                                  ----------------------------------------------------

Weighted average common
   shares outstanding             18,197,911    15,182,757    17,965,904    13,991,495

Effect of dilutive securities:
   Employee stock options            381,815       274,392       461,288       236,214
                                  ----------    ----------    ----------    ----------

Weighted average number of
   common shares and common
   share equivalents used in
   computation                    18,579,726    15,457,149    18,427,192    14,227,709
                                  ==========    ==========    ==========    ==========

Net income                       $ 1,214,282   $ 1,184,662   $ 3,500,605   $ 1,967,592
                                  ==========    ==========    ==========    ==========
Net income per common  share
(basic)                          $      0.07   $      0.08   $      0.19   $      0.14
                                  ==========    ==========    ==========    ==========
Net income per common  share
(diluted)                        $      0.07   $      0.08   $      0.19   $      0.14
                                  ==========    ==========    ==========    ==========


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